Exhibit 4.3


Norwest Bank Minnesota,
National Association       Waiver of Covenant and Credit Agreement
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Re:   Waiver of Covenant Defaults under Credit Agreement dated October 13, 1997, as amended by the First Amendment dated May 13, 1998 (as amended, the "Agreement"), between Norwest Bank Minnesota, N.A. ("Norwest") and Research, Incorporated ("Borrower").

Norwest agrees to waive the violations of the covenants outlined below for the fiscal year ending September 30, 1998:

7.2(a) Tangible Net Worth - Maintain a minimum Tangible Net Worth of at least $5,000,000 as of the end of each fiscal quarter, through and including June 30, 1998, of at least $6,000,000 as of the end of the fiscal year ending September 30, 1998, and the end of each fiscal quarter thereafter;

7.2(b) Total Liabilities to Net Worth - Maintain a ratio of total liabilities to Tangible Net Worth of less than 1.3 to 1.0 as of the end of each fiscal quarter, through and including June 30, 1998, and of less than
        1.3 to 1.0 as of the end of the fiscal year ending September 30, 1998, and the end of each fiscal quarter thereafter;

7.2(c) Net Profit - Achieve a minimum pre-tax profit of $750,000 as of September 30, 1997, and of $700,000 as of September 30, 1998.

The Borrower has informed the Bank that it has secured replacement financing through Coast Business Credit and expects to satisfy its loans with Norwest by early January. In anticipation of the January funding date, Coast Business Credit has requested that the Borrower execute security agreements and financing statements in favor of Coast Business Credit. Any grant of a security interest by the Borrower is a default under Section 7.3(b) of the Agreement. The Borrower has requested that Norwest waive the default under Section 7.3(b) caused by the Borrower granting a security interest to Coast Business Credit.

Norwest agrees to waive the default caused by the Borrower granting a security interest in its assets to Coast Business Credit conditioned upon the Borrower executing a copy of this letter and delivering it to Norwest, evidencing its acknowledgment and agreement to the following amendments to the Agreement:

1. Commencing January 1, 1999, the "INTEREST RATE" section of the promissory note dated October 13, 1997 in the original principal amount of $5,000,000.00 ("Revolving Note") shall be amended to read as follows: "The principal balance outstanding under this Revolving Note shall bear interest at an annual rate equal to three percent (3.0%) in excess of the Base Rate, floating. "Base Rate" means the rate of interest established by the Bank from time to time as the "base" or "prime" rate of interest at its principal office in Minneapolis, Minnesota."

2. Section 3.2 of the Agreement is hereby deleted.

3. If the Revolving Note is not paid in full by its January 31, 1999 maturity date a $25,000 fee will automatically be included as additional indebtedness due and owing under the Revolving Note. The inclusion of the fee described herein shall not preclude or limit the holder of the Revolving Note from demanding payment of the Revolving Note at any time and for any reason without further notice.

4. The Borrower and Coast Business Credit shall execute and deliver to Norwest a Debt Subordination Agreement, in a form acceptable to Norwest, subordinating all indebtedness owed by the Borrower to Coast Business Credit to any indebtedness owed by the Borrower to Norwest.

The waivers by Norwest set forth herein extend only to the covenants outlined above and only for the period described above. All other terms and conditions of the Agreement and related documents remain in full force and effect. These waivers are subject to full repayment by January 29, 1999 of all obligations currently owed by the Borrower to Norwest. If this condition is not met or if it becomes apparent that this condition will not be met, Norwest reserves all of its rights and remedies as described in the Agreement and related documents.


NORWEST BANK MINNESOTA, N.A.
By:  /s/ Stephen G. Bishop
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Its: Vice President

December 17, 1998


RESEARCH, INC.
By:  /s/ Richard L Grose
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Its: Treasurer

December 17, 1998